EXHIBIT 4.7
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                            AMENDMENT NO. 4(a) TO THE
                      WEBSTER BANK EMPLOYEE INVESTMENT PLAN

         Webster Bank has adopted this amendment to its Section 401(k) plan, effective as provided herein.

                  Appendix E of the Plan is amended by adding a new Section E.14 at the end thereof to read as follows:

Section E.14      Deemed Section 125 Plan Compensation
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         1. Effective Date. This Section E.14 of Appendix E shall apply to plan years and limitation years beginning on or after January 1, 1998.

         2. Deemed Section 125 Plan Compensation. For purposes of the definition of compensation under Sections 1.11, 1.29, 1.30 and 1.31 of the basic plan document, amounts under Section 125 include any amounts not available to a participant in cash in lieu of group health coverage because the participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Section 125 only if the employer does not request or collect information regarding the participant's other health coverage as part of the enrollment process for the health plan.

         Dated at Waterbury, Connecticut this 16th day of December, 2002.

ATTEST:                              WEBSTER BANK


/s/ Harriet Munrett Wolfe            By /s/ James C. Smith
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Its Secretary                           Its Chairman and Chief Executive Officer